Exhibit 10.5

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED

PRIVATE AND CONFIDENTIAL

1 April 2021

Name:	Koo Lon Tien
Staff No.:	SU-013
Title:	Marketing Director (D1)

Present

Dear Mr Koo,

Letter of Employment

We are pleased to confirm the outcome of the recent salary review with effect from 1 Apr 2021. The key terms & conditions of your employment are summarized as follows:

1.	Job Duties

You shall report to Managing Director or such other person as the Company may subsequently designate.

Should the need arise you may be assigned any other duties either within the same or in any other department from time to time.

2.	Hours of Work

The normal official working hours are from 9:00 am to 6:00 pm, from Mondays to Fridays.

The normal official working hours are subject to change when business situation requires. Under such circumstances, you shall be notified in advance by your supervisor and/or the Company.

3.	Place of Work

The job is located in Hong Kong. The Company has the right to relocate you to another location as necessary due to the business conditions and requirements.

As part of your work, the Company may request that you make business trips to other domestic locations or international locations from time to time.

Any transfer or secondment to another location in or outside the designated place of work is subject to mutual agreement between you and the Company under a separate set of conditions, if applicable.

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4.	Remuneration

a.	Basic Salary

Your gross monthly basic salary is HK$48,000.00. The Company shall pay you once a month through direct bank transfer on the designated pay date.

b.	Bonus

You may be entitled to a bonus equivalent to ONE month of your basic salary at the sole discretion of the Company. It shall not be construed as an employment contract of any kind and if your employment is terminated for whatsoever reasons before the bonus pay day, you shall not be eligible for any bonus payment.

5.	Public Holidays, Annual Leave & Sick Leave

a.	Public Holidays

You are entitled to Hong Kong Public Holidays will full day.

b.	Annual Leave

You are entitled to 16 working days of annual leave with full pay for every calendar year and shall be adjusted to maximum 20 working days subject to your length of service. Your annual leave entitlement shall be calculated on a pro-rata basis in case the year concerned is not completed in full.

Accrued discretionary annual leave have to be taken on or before 31 March of next year; otherwise, they shall be forfeited and no payment in lieu of leave shall be made by the Company.

Any unused annual leave may not be carried forward to the subsequent employment year unless agreed by management of the Company.

c.	Sick Leave

Application for sick leave shall be made verbally to your supervisor on the same day you are unable to report on duty. You have to call back to the office within the first hour of work to make the application. Upon returning to work after the sick leave, you are required to submit sick leave application accompanied by a medical leave certificate issued by a registered medical practitioner or by a registered dentist.

6.	Group Medical Scheme

You shall be eligible for the Group Medical Scheme (Plan 1) with medical consultation and treatment.

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7.	Mandatory Provident Fund

You are required to join the Mandatory Provident Fund (“MPF”) with employer’s and employee’s contribution each at 5% of your relevant income or maximum at HK$1,500.00, whichever is lower. Implementation shall be in accordance with the requirements of Mandatory Provident Fund Ordinance.

8.	Termination of Employment

Either party may terminate the employment by giving the other party two-months advance notice in writing, or payment in lieu of the notice which must be subject to the mutual agreement between the Company and you.

Annual leave cannot be used to offset the notice period in any way unless specially agreed by the Company so as to follow for a smooth and effective transition of responsibilities.

You are requested to follow through the separation processes and procedures on the last working day with the Company. All properties which have been provided to you by the Company must be returned to the Company on or before the last working day including but not limited to office keys, security card, cabinet keys, staff card, laptop/desktop and any other kind of properties.

9.	Dismissal

Your employment shall be terminated by the Company immediately and without compensation if you commit, repeat or continue any serious breach of your obligations hereunder or are guilty of conduct tending to bring yourself or the Company into disrepute.

A pattern of late attendance, frequent absence and non-compliance with company rules and regulations shall result in your dismissal.

It is understood by you that acceptance of employment by the Company constitutes your agreement to devote your full and exclusive working time to the business of the Company. Furthermore, you agree not to engage in any other commercial activity which is in conflict with or in competition with the business and/or interests of the Company, whether or not such activity is outside of normal working hours. Violation of this understanding shall constitute cause for immediate dismissal or dishonesty.

No advance notice or salary in lieu of notice shall be paid of your dismissal due to misconduct or dishonesty.

10.	Company Information & Confidentiality

You must treat all the Company’s information that you gain in the course of your work as strictly confidential. You shall at no time either while you are in the employment of the Company or after such employment shall have ceased, disclose any such information to any person, firm or corporation, or employ or use the same in any wise other than for the benefit of the Company and with its full knowledge and consent.

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“Confidential Information” means all information which is designated or treated as confidential by the Company or which by reason of its nature or value is of a confidential nature or which an employee knows or shall reasonably have known to be of a confidential nature and includes:-

a)	all information concerning the Company, its related and/or associated companies, and/or relating to or concerning their respective businesses financial conditions, assets, operations, affairs and other conditions;

b)	all information relating to or concerning the clients, customers, suppliers, distributors or business contacts of or persons having business dealings with the Company, its related and/or associated companies.

11.	Company Policies & Regulations

You must comply with all directions given by the Company and observe all existing rules, regulations, policies, procedures, practices and arrangements pertaining to the management of the Company’s properties, works, business and the conduct of the Company’s employees.

12.	Company’s Rights

The Company reserves the right to amend, add or delete any of the employment terms due to change in Company policy from time to time. Changes of Company policy of this nature shall be announced in writing and circulated as internal memoranda.

13.	Other Terms & Conditions of Employment

a.	Gifts

No gifts, commissions, cash, etc., may be offered to, or accepted from any person, in the employment of, or connected with anyone of the Company’s personnel, Company’s clients, Company’s suppliers or Company’s subcontractors. Any contravention of this clause may lead to dismiss without any compensation.

b.	Other Terms

You are required to attend punctually at your place of duty during usual working hours, and such periods of overtime as may be necessary having regard to the exigencies of the Company’s business.

You are required to execute the lawful and reasonable instructions and to act diligently, honestly and faithfully in accordance with the instructions given by the management and not be absent from the employment of the company without the consent of the management.

Koo Lon Tien	- Page 4 -	1 April, 2021

14.	Governing Law

This Letter of Employment and the rights, duties and liabilities of the parties hereto shall be construed in accordance with and be governed by the laws of Hong Kong.

If you are agreeable to the above, please acknowledge your acceptance of this Letter of Employment and its terms and conditions, by signing the enclosed duplicate copy and returning it to the Company.

Taking this opportunity, we would like to thank you for your ongoing contribution and wish you in every success in 2021.

Yours sincerely,

For and on behalf of

Shine Union Limited

/s/ Dave Chan
Dave Chan
Managing Director

DC/CY/hk

I have read and understood the terms and conditions of employment stated herein and confirmed my acceptance of the employment and its conditions. I also confirm that I have not been convicted of any offence or crime punishable by law.

/s/ Koo Lon Tien	Date	2021-4-1
Koo Lon Tien
HKID No.: [*****]

Koo Lon Tien	- Page 5 -	1 April, 2021